Exhibit 10.1

SWEETGREEN, INC.
SEVERANCE PLAN
(Effective on August 27, 2026)

1. Introduction. The purpose of this Sweetgreen, Inc. Severance Plan (the “Plan”) is to provide specified severance benefits to eligible employees of the Company whose employment is involuntarily terminated other than for Cause or who resign for Good Reason under the circumstances described in the Plan.

2. Important Terms. As used in the Plan, the following definitions apply to the capitalized terms indicated below:

2.1 “Administrator” means the Compensation Committee of the Board or another duly constituted committee of members of the Board, or officers of the Company as delegated by the Board, or any person to whom the Administrator or Board has delegated any authority or responsibility pursuant to terms of the Plan, but only to the extent of such delegation.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Cause” means, unless otherwise set forth in a Covered Employee’s Participation Agreement, any one or more of the following: (a) the Covered Employee’s conviction of, or plea of “guilty” or “no contest” to, any felony or any crime involving fraud, dishonesty, or moral turpitude under the laws of the United States or any state thereof; (b) the Covered Employee’s commission of, or participation in, a fraud or material act of dishonesty against the Company or any of its employees or directors that causes harm; (c) the Covered Employee’s intentional, material violation of any contract or agreement between the Covered Employee and the Company, the Company’s employee handbook or employment policies, the Company’s Code of Conduct and Business Ethics, or of any statutory or legal duty owed to the Company; (d) the Covered Employee’s unauthorized use or unauthorized disclosure of the Company’s confidential information or trade secrets or other material breach of any confidentiality, invention assignment, or proprietary information agreement between the Covered Employee and the Company; (e) the Covered Employee’s willful misconduct in the performance of the Covered Employee’s employment duties; and (f) the Covered Employee’s willful failure to reasonably cooperate with any internal or external Company investigation or audit (whether being conducted by the Company or by a third-party); provided, that in order to terminate the Covered Employee’s employment for “Cause” pursuant to the foregoing clauses (c), (d), (e), and (f) the Board must first provide the Covered Employee with written notice of the applicable Cause event (which specifically identifies, in reasonable detail, the basis for alleging a Cause event) within 30 days of the Company learning, or of when the Company reasonably should have been aware, of such Cause event, and provide the Covered Employee a period of 30 days thereafter to reasonably cure such Cause event, to the extent curable. If the Covered Employee fails to cure such Cause event within such period, then the termination of employment must be effective not later than 30 days after the end of the Covered Employee’s cure period for such termination to constitute a termination for “Cause” hereunder. The determination as to the existence of grounds for the Covered Employee’s termination for Cause will be made in good faith by the Company or the Board and will be final and binding on the Covered Employee.

2.4 “Change in Control” shall have the meaning set forth in the Sweetgreen, Inc. 2021 Equity Incentive Plan.

2.5 “Change in Control Determination Period” shall mean the period beginning on the effective date of a Change in Control and ending twelve (12) months following the effective date of a Change in Control.

2.6 “COBRA Payment Period” means the applicable period of time during which the Company will pay a Covered Employee’s COBRA premiums on behalf of the Covered Employee, as set forth in the applicable subsection of Section 4 of this Plan.

2.7 “Code” means the Internal Revenue Code of 1986, as amended.

2.8 “Company” means Sweetgreen, Inc., a Delaware corporation.

2.9 “Covered Employee” means a Tier I Participant or Tier II Participant.

2.10 “Disability” shall have the meaning set forth in the Sweetgreen, Inc. 2021 Equity Incentive Plan.

2.11 “Effective Date” means the later of the dates on which this Plan has been adopted by the Board and by the Compensation Committee of the Board.

2.12 “Good Reason” means, unless otherwise set forth in a Covered Employee’s Participation Agreement, any of the following actions taken by the Company without the Covered Employee’s written consent: (1) a material reduction of the Covered Employee’s base compensation, which the parties agree is a reduction of more than 10%, other than any reduction that applies generally to all executives; (2) a material reduction in the Covered Employee’s authority, duties, or responsibilities; provided, however, that a change in job position (including a change in title) will not be deemed a “material reduction” unless the Covered Employee’s new authority, duties, or responsibilities are materially reduced from the prior authority, duties, or responsibilities; or (3) a requirement to relocate the Covered Employee’s primary workplace outside of the metropolitan area containing the primary office location specified in the Covered Employee’s employment agreement or offer letter with the Company. In order to resign for Good Reason, the Covered Employee must provide written notice of the event giving rise to Good Reason to the Board within 30 days after the Covered Employee learns of, or reasonably should have been aware of, the condition, allow the Company 30 days to cure such condition, and if the Company fails to cure the condition within such period, the Covered Employee’s resignation from all positions the Covered Employee then holds with the Company must be effective not later than 30 days after the end of the Company’s cure period.

2.13 “Involuntary Termination” means a termination of employment of a Covered Employee under the circumstances described in Section 4.1 or 4.2.

2.14 “Participation Agreement” means a written agreement entered into between the Covered Employee and the Company in substantially the form attached hereto as Exhibit A.

2.15 “Performance Satisfied Awards” means Company equity awards granted subject to performance-based vesting for which the applicable performance measurement period(s) thereunder have been completed, and performance has been measured and certified.

2.16 “Performance Subject Awards” means Company equity awards then-subject to on-going performance-based metrics and achievement.

2.17 “Severance Benefits” means the compensation and other benefits the Covered Employee is eligible to receive pursuant to Section 4, subject to the terms and conditions of the Plan.

2.18 “Tier I Participant” means any employee of the Company who is designated as a “Tier I Participant” by either the Board or the Compensation Committee of the Board.

2.19 “Tier II Participant” means any employee of the Company who is designated as a “Tier II Participant” by either the Board or the Compensation Committee of the Board.

2.20 “Time-Vesting Awards” means Company equity awards granted subject solely to time-based vesting.

3. Eligibility for Severance Benefits. An individual is eligible for Severance Benefits under the Plan, in the amount set forth in Section 4, only if they are a Covered Employee on the date they experience an Involuntary Termination.

4. Severance Benefits. Upon the termination of a Covered Employee’s employment for any reason, the Covered Employee shall be entitled to receive (a) any earned but unpaid base salary, and (b) any vested employee benefits in accordance with the terms of the applicable employee benefit plan or program. In addition, the Covered Employee may be eligible to receive additional payments and benefits, as set forth in more detail below.

4.1 Involuntary Termination in Connection with a Change in Control. If, within the Change in Control Determination Period, the Company terminates such Covered Employee’s employment other than for Cause (and, for the sake of clarity, other than due to death or Disability), or such Covered Employee resigns for Good Reason, then, subject to the Covered Employee’s compliance with Section 5, the Covered Employee shall receive the following Severance Benefits from the Company at the time set forth in Section 6 below:

4.1.1 Cash Severance Benefits.

(a) The Covered Employee shall receive a cash lump sum payment equal to the product of (i) such Covered Employee’s annual base salary rate as in effect on the date of the Involuntary Termination (disregarding for this purpose any decrease in annual base salary constituting Good Reason) and (ii) the relevant factor below:

Tier I Participant: 1.5x

Tier II Participant: 1x

(b) The Covered Employee shall receive an additional cash lump sum payment equal to the Covered Employee’s pro rata target annual bonus for the year of termination, calculated by multiplying the Covered Employee’s target annual bonus as of the date of termination by a fraction, the numerator of which is the number of days worked in the performance year and the denominator of which is 365.

4.1.2 Payment in Respect of Benefits. If the Covered Employee timely elects continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the Covered Employee’s premiums on behalf of the Covered Employee for the Covered Employee’s continued coverage under the Company’s group health plans, including coverage for the Covered Employee’s eligible dependents, for (a) in the case of a Tier I Participant, eighteen (18) months and (b) in the case of a Tier II Participant, twelve (12) months or, in any such case, until such earlier date on which the Covered Employee becomes eligible for health coverage from another employer of the Covered Employee or ceases to be eligible for COBRA coverage for any reason. Upon the conclusion of such period of insurance premium payments made by the Company, the Covered Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the remaining duration of the Covered Employee’s eligible COBRA coverage period. Notwithstanding the foregoing, if the Covered Employee timely elects continued group health plan continuation coverage under COBRA and at any time thereafter the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring additional financial costs or penalties under applicable law then, in lieu of paying the COBRA premiums on the Covered Employee’s behalf, the Company may instead pay the Covered Employee on the last day of each remaining month of the applicable COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding, which such payments shall end upon expiration of the applicable COBRA Payment Period.

4.1.3 Equity Vesting. Each of the Covered Employee’s then-outstanding, unvested Time-Vesting Awards and Performance Satisfied Awards shall accelerate and become vested and exercisable or settled with respect to one hundred percent (100%) of the unvested shares subject thereto. Performance Subject Awards shall accelerate and become vested and exercisable or settled (if at all) as set forth in the terms of the applicable award agreement; provided, however, that if any Performance Subject Awards whose measurement periods have not been completed, and performance has not been measured, as of the Change in Control, do not specify the calculation of performance upon a Change in Control, the performance will be deemed achieved at either the target level of performance described in the applicable award agreement or at the actual level of performance achieved under the terms of the applicable award agreement, if such performance is determinable as of immediately prior to the Change in Control, and the resulting number of achieved Performance Subject Awards will accelerate and become vested in full.

4.2 Involuntary Termination Not in Connection with a Change in Control. If, at any time other than during the Change in Control Determination Period, the Company terminates such Covered Employee’s employment other than for Cause (and, for the sake of clarity, other than due to death or Disability), or such Covered Employee resigns for Good Reason, then, subject to the Covered Employee’s compliance with Section 5, the Covered Employee shall receive the following Severance Benefits from the Company at the time set forth in Section 6 below:

4.2.1 Cash Severance Benefits.

(a) The Covered Employee shall receive a cash lump sum payment equal to the product of (i) such Covered Employee’s annual base salary rate as in effect on the date of the Involuntary Termination (disregarding for this purpose any decrease in annual base salary constituting Good Reason) and (ii) the relevant factor below:

Tier I Participant: 1x

Tier II Participant: 0.5x

(b) The Covered Employee shall receive an additional cash lump sum equal to the Covered Employee’s pro rata target annual bonus for the year of termination, calculated by multiplying the Covered Employee’s target annual bonus as of the date of termination by a fraction, the numerator of which is the number of days worked in the performance year and the denominator of which is 365.

4.2.2 Payment in Respect of Benefits. If the Covered Employee timely elects continued group health plan continuation coverage under COBRA, the Company shall pay the Covered Employee’s premiums on behalf of the Covered Employee for the Covered Employee’s continued coverage under the Company’s group health plans, including coverage for the Covered Employee’s eligible dependents, for (a) in the case of a Tier I Participant, twelve (12) months and (b) in the case of a Tier II Participant, six (6) months or, in any such case, until such earlier date on which the Covered Employee becomes eligible for health coverage from another employer of the Covered Employee or ceases to be eligible for COBRA coverage for any reason. Upon the conclusion of such period of insurance premium payments made by the Company, the Covered Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the remaining duration of the Covered Employee’s eligible COBRA coverage period. Notwithstanding the foregoing, if the Covered Employee timely elects continued group health plan continuation coverage under COBRA and at any time thereafter the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring additional financial costs or penalties under applicable law then, in lieu of paying the employer portion of the COBRA premiums on the Covered Employee’s behalf, the Company may instead pay the Covered Employee on the last day of each remaining month of the applicable COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding, which such payments shall end upon expiration of the applicable COBRA Payment Period.

5. Conditions to Receipt of Severance.

5.1 Release Agreement and Participation Agreement. As a condition to receiving Severance Benefits under the Plan, each Covered Employee will be required to sign a Participation Agreement and to sign (and allow to become effective, as applicable) a customary and standard waiver and release of all claims arising out of his or her Involuntary Termination and employment with the Company (the “Release”) in such form as may be provided by the Company. The Release will include specific information regarding the amount of time the Covered Employee will have to consider the terms of the Release and return the signed agreement to the Company, which period of time, in all cases, will comply with the requirements of the jurisdiction in which such Covered Employee resides. In no event will the period to return the Release be longer than 55 days, inclusive of any revocation period set forth in the Release, following the Covered Employee’s Involuntary Termination (the “Release Period”).

5.2 Plan Benefits Supersede Prior Benefits. Unless otherwise set forth in a Covered Employee’s Participation Agreement, this Plan shall supersede any other change in control or severance benefit plan, policy, or practice previously maintained by the Company with respect to a Covered Employee and any change in control or severance benefits in any individually negotiated employment contract or other agreement between the Company and a Covered Employee.

5.3 Certain Reductions. The Administrator will reduce a Covered Employee’s benefits under the Plan by any other statutory severance obligations or contractual severance benefits, obligations for pay in lieu of notice, and any other similar benefits payable to the Covered Employee by the Company (or any successor thereto) that are due in connection with the Covered Employee’s termination and that are in the same form as the benefits provided under the Plan (e.g., equity award vesting credit). Without limitation, this reduction includes a reduction for any benefits required pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local laws (collectively, the “WARN Act”), (b) a written employment, severance or equity award agreement with the Company, (c) any Company policy or practice providing for the Covered Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Covered Employee’s employment, and (d) any required salary continuation, notice pay, statutory severance payment, or other payments either required by local law, or owed pursuant to a collective labor agreement, as a result of the termination of the Covered Employee’s employment. The benefits provided under the Plan are intended to satisfy, to the greatest extent possible, and not to provide benefits duplicative of, any and all statutory, contractual, and collective agreement obligations of the Company in respect of the form of benefits provided under the Plan that may arise out of a termination, and the Administrator will so construe and implement the terms of the Plan. Reductions may be applied on a retroactive basis, with benefits previously provided being recharacterized as benefits pursuant to the Company’s statutory or other contractual obligations. The payments pursuant to the Plan are in addition to, and not in lieu of, any unpaid salary, bonuses, or employee welfare benefits to which a Covered Employee may be entitled for the period ending with the Covered Employee’s termination.

5.4 Other Requirements. A Covered Employee’s receipt of severance payments pursuant to Sections 4.1 or 4.2 will be subject to the Covered Employee continuing to comply with the provisions of this Section 5 and the terms of the Employee Confidentiality and Nondisclosure Agreement between the Company and the Covered Employee. Benefits under the Plan shall terminate immediately for a Covered Employee if such Covered Employee, at any time, materially breaches any such agreement or the provisions of this Section 5.

5.5 Section 280G. Any provision of the Plan to the contrary notwithstanding, if any payment or benefit a Covered Employee would receive from the Company, any of its affiliates, or an acquiror pursuant to the Plan or otherwise (a “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Higher Amount (defined below). The “Higher Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Covered Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Higher Amount, reduction will occur in the manner that results in the greatest economic benefit for a Covered Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. In no event will the Company, any of its affiliates, or any stockholder be liable to any Covered Employee for any amounts not paid as a result of the operation of this Section 5.5.

6. Timing of Benefits. Subject to any delay required by Section 7 below, cash Severance Benefits will be paid no later than the first regularly-scheduled payroll date following the date on which the Release becomes effective and irrevocable; provided, however, that if the Release revocation period crosses two (2) calendar years, the Severance Benefits will be paid in the second of the two (2) years if necessary to avoid taxation under Section 409A (as defined in Section 7).

7. Section 409A. Notwithstanding anything to the contrary in the Plan, no severance payments or benefits will become payable until the Covered Employee has a “separation from service” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) if such payments or benefits would constitute deferred compensation for purposes of Section 409A (“Deferred Compensation Severance Benefits”). Further, if the Covered Employee is subject to Section 409A and is a “specified employee” within the meaning of Section 409A at the time of the Covered Employee’s separation from service (other than due to death), then any Deferred Compensation Severance Benefits otherwise due to the Covered Employee on or within the six-month period following his or her separation from service will accrue during such six-month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of the Covered Employee’s separation from service if necessary to avoid adverse taxation under Section 409A. All subsequent payments of Deferred Compensation Severance Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Covered Employee dies following his or her separation from service but prior to the six-month anniversary of his or her date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to the Covered Employee’s estate as soon as administratively practicable after the date of his or her death and all other Deferred Compensation

Severance Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Section 409A. It is the intent of the Plan to be exempt from (or if not exempt from, to comply with) the requirements of Section 409A, so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

8. Withholding. The Company will withhold from any Severance Benefits all federal, state, local, and other taxes required to be withheld therefrom and any other required payroll deductions.

9. Administration. The Plan will be administered and interpreted by the Administrator (in their, his, or her sole discretion). The Administrator’s decisions and interpretations regarding the Plan (or any related document) will be final and binding to the fullest extent permitted by law. In accordance with Section 2.1, the Administrator may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan; provided, however, that any Plan amendment or termination, or any other action that could reasonably be expected to increase significantly the cost of the Plan, must be approved by the Board or the Compensation Committee of the Board.

10. Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Section 2.1 and Section 9, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

11. Amendment or Termination. The Company reserves the right to amend or terminate the Plan at any time, without advance notice to any Covered Employee and without regard to the effect of the amendment or termination on any Covered Employee or on any other individual. Any amendment or termination of the Plan will be in writing. Notwithstanding the foregoing, the Company may not, without a Covered Employee’s written consent, amend or terminate the Plan in any way, nor take any other action, that (a) prevents that Covered Employee from becoming eligible for Severance Benefits under the Plan or (b) reduces or alters to the detriment of that Covered Employee the Severance Benefits payable, or potentially payable, to that Covered Employee under the Plan (including, without limitation, imposing additional conditions or modifying the timing of payment). Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. For the avoidance of doubt, in the event a Change in Control occurs during the term of the Plan, the Plan shall not terminate until the Change in Control Determination Period has expired and any benefits payable have been paid.

12. Source of Payments. All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

13. Inalienability. In no event may any current or former employee of the Company or any of its affiliates sell, transfer, anticipate, assign, or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution, or other legal process.

14. No Enlargement of Employment Rights. Neither the establishment nor maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Covered Employee may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.

15. Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation, or otherwise) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law or otherwise.

16. Applicable Law. The provisions of the Plan will be governed by the internal substantive laws of the State of Delaware, and construed accordingly, without giving effect to principles of conflicts of laws.

17. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

18. Headings. Headings in the Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

19. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs, or other liabilities arising from their acts or omissions in connection with the administration, amendment, or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements, and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

Exhibit A

SWEETGREEN, INC.
SEVERANCE PLAN
PARTICIPATION AGREEMENT

Name of Covered Employee:

On behalf of Sweetgreen, Inc. (the “Company”), I am pleased to inform you that you have been designated as a Covered Employee in the Sweetgreen, Inc. Severance Plan (the “Plan”), a copy of which is attached as Exhibit A to this Participation Agreement (this “Agreement”). Capitalized terms used but not defined in this Agreement have the meanings provided in the Plan.
Eligibility and Benefits. Your participation in the Plan is expressly contingent upon you entering into this Agreement.
In accordance with the Plan, you have been designated as a [“Tier I Participant”] [“Tier II Participant”]. The schedule of benefits you may become entitled to receive on an Involuntary Termination is found in Section 4 of the Plan.

If your employment with the Company is terminated for any reason other than an Involuntary Termination, you will not be eligible for severance benefits under the Plan.

[If you are a Tier I Participant, then notwithstanding the provisions of the Plan, “Cause” and “Good Reason” shall have the meanings set forth in the employment agreement between you and the Company entered into effective October 1, 2021 (the “Employment Agreement”).]

Acknowledgements. By signing this Agreement, you hereby acknowledge each of the following:

(a)     Your eligibility for and receipt of any severance benefits to which you may become entitled pursuant to the Plan is expressly contingent upon your compliance with the requirements contained in Section 5 of the Plan, including your execution of a Release and your continuing obligations under the terms of your Employee Confidentiality and Nondisclosure Agreement with the Company. Severance benefits under the Plan will immediately cease in the event of your violation of any provisions of the Release or any of your continuing obligations under the aforementioned agreements or obligations.

(b)     The Plan supersedes any other change in control or severance benefit plan, policy, or practice previously maintained by the Company that may have been applicable to you and any change in control or severance benefits in any individually negotiated employment contract or other agreement between you and the Company[; provided, however, that if you are a Tier I Participant, (a) the Plan is not intended to reduce any benefit to which you would otherwise be entitled under the Employment Agreement, and in the event of any conflict or inconsistency between the Plan and the Employment Agreement, the more favorable provision shall prevail; and (b) for the avoidance of doubt, the performance-based restricted stock unit award granted on October 24, 2021 shall continue to be governed by its terms].

Other Terms. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties hereto.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
To participate in the Plan, please countersign and date this Agreement in the space provided below and return it to the Company’s [Title] no later than [Date].

Sincerely,

Sweetgreen, Inc.

[Name]
[Title]

[Name of Covered Employee]	Date

Exhibit A

SWEETGREEN, INC.
SEVERANCE PLAN

See attached.